EXHIBIT 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CONDUIT PHARMACEUTICALS LIMITED

You should read the following discussion and analysis of our financial condition and results of operations with our audited financial statements for the year ended December 31, 2022, together with related notes thereto, and unaudited and unreviewed financial statements for the six months ended June 30, 2023, together with related notes thereto, included in the Proxy Statement/Prospectus. The discussion and the analysis should also be read together with the section of the Proxy Statement/Prospectus entitled “Business of Conduit Pharmaceuticals Limited” and the unaudited (and unreviewed with respect to Conduit) pro forma combined financial information as of and for the six months ended June 30, 2023, and for the year ended December 31, 2022 (included as Exhibit 99.3 of this Current Report). The following discussion contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk factors” or in other parts of the Proxy Statement/Prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. In this section, unless otherwise specified, the terms “we”, “our”, “us” and “Conduit” refer to Conduit Pharmaceuticals Limited. All dollar amounts are expressed in thousands of United States dollars (“$”), unless otherwise indicated.

Overview

Conduit Pharmaceuticals Limited formerly SGS Global Limited (“Conduit” or the “Company”) was incorporated in the Cayman Islands as an Exempted Company with Limited Liability in December 2018.

We are a clinical-stage specialty biopharmaceutical company that was formed to facilitate the development and commercialization of clinical assets that have not been, or are not being, prioritized by leading biopharmaceutical companies in order to develop pharmaceutical products that meet the unmet medical needs of patients.

We are led by highly experienced pharma executives, Dr. Freda Lewis-Hall, former Chief Medical Officer of Pfizer Inc., and Dr. David Tapolczay, former Chief Executive Officer of the United Kingdom-based medical research charity LifeArc.

Our current development pipeline includes a glucokinase activator, which is Phase II ready in autoimmune diseases including uveitis, Hashimoto’s Thyroiditis, preterm labor and renal transplant rejection. Our development pipeline also includes a potent, irreversible inhibitor of human Myeloperoxidase (MPO) that has the potential to treat idiopathic male infertility.

We have an exclusive relationship and partnership with St George Street Capital (“SGSC”), a biomedical charity based in the United Kingdom. We fund the development of clinical assets that are initially licensed by SGSC from its existing relationship with AstraZeneca AB (PUBL). We conduct clinical trials on the clinical assets that we license from AstraZeneca in collaboration with SGSC. In doing so, we are able to leverage the comprehensive clinical and scientific expertise in order to develop assets through Phase IIb trials in an efficient manner. We expect that successful Phase IIb trials on the assets in our pipeline will increase the value of the assets.

Following successful clinical trials, we expect to commercialize the clinical assets in our pipeline through licensing arrangements with larger pharmaceuticals companies, which may include up-front milestone payments and/or royalties during the time at which such clinical asset is subject to patents.

We intend to use the income received from licensing our clinical assets to fund the development of additional clinical assets. This will allow us to use the existing income stream from clinical assets that have been licenses to fund our on-going operations without having to rely solely on debt and/or equity financing. We initially intend to focus on assets that have been deprioritized by larger pharmaceuticals companies and that have a high unmet medical need in order to develop these assets through the Phase IIb stage. We also believe that we may be able to apply our business strategy and approach to arrangements to pharmaceutical companies in addition to AstraZeneca.

We have incurred significant operating losses since inception. For the six months ended June 30, 2023 and 2022, our net loss was $4.7 million and $0.9 million, respectively, and we expect to continue to incur significant losses for the foreseeable future as we continue to invest in a number of research and development programs. As of June 30, 2023, we had an accumulated deficit of $15.4 million.

The Merger Agreement and PIPE Financing

After a comprehensive review of strategic alternatives, including identifying and reviewing potential candidates for a strategic transaction, on November 8, 2022, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Conduit, Murphy Canyon Acquisition Corp (“MURF”), and Conduit Merger Sub, Inc., a Cayman Islands exempted company and a wholly-owned subsidiary of MURF (“Merger Sub”), which, among other things, provides for the merger of Merger Sub with and into Conduit, with Conduit surviving the merger as a wholly-owned subsidiary of MURF (the “Business Combination”). On September 22, 2023 (the “Closing Date”), we consummated the Business Combination with MURF.

Following the Business Combination, MURF will be renamed “Conduit Pharmaceuticals Inc.” and will continue as a public company and a registrant with the SEC (“New Conduit”). Conduit and MURF believe that the Business Combination and related proceeds will result in the ability for combined business, through New Conduit, to access the capital markets, increased exposure for the clinical assets that Conduit is currently developing, and an enhanced ability to attract collaboration, partnering and/or license arrangements as more information will be readily available about New Conduit.

The Business Combination will be accounted for a reverse recapitalization in accordance with U.S. GAAP. Under the reverse recapitalization method, MURF will be treated as the acquired company for financial reporting purposes, and Conduit, the accounting acquirer, will be assumed to have issued shares for the net assets of MURF, with no goodwill or other intangible assets recorded. This determination is primarily based on the following predominant factors: (i) post-closing, our shareholders are expected to have a majority of the voting power of the combined company and ability to elect the members of the combined company Board of Directors; (ii) the on-going operations post-merger will comprise those of Conduit; and (iii) all of the senior management of the combined company except for the Chief Financial Officer will be members of the management of Conduit. The board of directors of each of MURF and Conduit have approved the Business Combination. The completion of the Business Combination, which is expected to occur in the third quarter of 2023, is subject to approval of the shareholders of Conduit and the stockholders of MURF and the satisfaction or waiver of certain other customary closing conditions.

Following the completion of the Business Combination and the closing of the PIPE Financing, the most significant change in our future reported financial position and result of operations was an estimated increase in cash (as compared to our balance sheet as of June 30, 2023) to approximately $4.4 million after redemptions, including $20.0 million in gross proceeds from the PIPE Financing. Total direct transaction costs of MURF and Conduit are estimated at approximately $18.5 million, substantially all of which was recorded as a reduction to additional paid-in-capital as costs related to the reverse recapitalization. For additional information refer to the information attached as Exhibit 99.3 to this Current Report.

Upon the closing of the Business Combination, MURF changed its name to “Conduit Pharmaceuticals Inc.” which we refer to as New Conduit and New Conduit is an SEC registrant and its common stock is listed on The Nasdaq Global Market under the symbol “CDT” and its Public Warrants are listed on The Nasdaq Capital Market under the symbol “CDTTW.” As a public company, New Conduit will need to hire additional personnel and implement procedures and processes to address applicable regulatory requirements and customary practices. We expect that New Conduit will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit, legal and filing fees.

Impact of COVID-19, the Russia and Ukraine Conflict, and Global Economic Conditions

As a result of the spread of the COVID-19 pandemic, economic uncertainties have arisen which may negatively affect our financial position, results of operations and cash flows. We have assessed that the COVID-19 pandemic has not so far had a material or direct impact on our operations or financial position. Nevertheless, in light of the ongoing COVID-19 pandemic, we have implemented measures to protect employees and take social responsibilities while at the same time attempting to limit any negative effects on our business.

The full impact of the COVID-19 pandemic continues to evolve as of the date of this Current Report. As such, the full magnitude of the pandemic’s effect on our financial condition, liquidity and future results of operations is uncertain. Management continues to actively monitor our financial condition, liquidity, operations, suppliers, industry and workforce. See “Risk Factors—Risks Related to Conduit’s Business and Industry—We may in the future be adversely affected by continuation or worsening of the global COVID-19 pandemic, its various strains or future pandemics.”

Due to the pandemic, all clinical trials in the United Kingdom that were not related to COVID-19 were put on hiatus for significant portions of the year ended December 31, 2021. As a result, during the hiatus, the Company shifted its activities to focus on clinical trials related to COVID-19. The hiatus on clinical trials not related to COVID-19 was lifted at the end of the year ended December 31, 2021.

The conflict between Russia and Ukraine has caused major macroeconomic disruptions that have impacted the global trade and economies. As such increasing inflation around the globe has forced national banks to increase their interest rates, consequently impacting interest yields around the globe. We have assessed the impact of these measures and concluded that as of today, no material impact has been identified on our business or our ability to continue as a going concern.

Key Component of Result of Operations

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with the research and development of our product candidates and programs. We expense research and development costs and intangible assets acquired that have no alternative future use as incurred. These expenses include:

●	personnel-related expenses, including salaries, bonuses, benefits and stock-based compensation for employees engaged in research and development functions;

●	expenses incurred in connection with the clinical development and regulatory approval of our product candidates, including under agreements with third parties, such as consultants, contractors and CROs;

●	license fees with no alternative use; and

●	other expenses related to research and development.

We expense research and development costs as incurred. Advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the benefits are consumed.

To date, we do not track our research and development expenses on a program-by-program basis as we only worked on one program related to COVID-19 treatment. Moving forward, we do not expect further research and development expense for clinical research into COVID-19 as we explore broader applications of our research to date. Our direct external research and development expenses consist primarily of external costs, such as fees paid to outside consultants, CROs, CMOs and research laboratories in connection with our preclinical development, process development, manufacturing and clinical development activities. We do not allocate employee costs, costs associated with our discovery efforts, laboratory supplies, and facilities, including depreciation or other indirect costs, to specific programs because these costs are deployed across multiple programs and, as such, are not separately classified. We use internal resources primarily to conduct its research and discovery as well as for managing its preclinical development, process development, manufacturing and clinical development activities. These employees work across multiple programs and, therefore, we do not track their costs by program.

Research and development activities have historically been central to our business model. We anticipate that our research and development expenses will increase for the foreseeable future in connection with our planned clinical development activities.

At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that would be necessary to complete the preclinical and clinical development of any of our product candidates or when, if ever, material net cash inflows may commence from any of our product candidates. The successful development and commercialization of any of our product candidates is highly uncertain. This uncertainty is due to the numerous risks and uncertainties associated with product development and commercialization, including the uncertainty of the following:

●	the scope, progress, timing, outcome and costs of any continued preclinical development activities, clinical trials and other related development activities;

●	delays, suspensions, or other setbacks or interruptions encountered, including as a result of the ongoing COVID-19 pandemic;

●	successful patient enrollment in and the initiation and completion of any clinical trials;

●	the timing, receipt and terms of any marketing approvals from applicable regulatory authorities including the U.S. Food and Drug Administration (“FDA”) and non-U.S. regulatory authorities;

●	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

●	establishing clinical and commercial manufacturing capabilities or making arrangements with third-party manufacturers in order to ensure that us or our third-party manufacturers are able to make and scale our products successfully;

●	development and timely delivery of clinical-grade and commercial-grade drug formulations that can be used in Gemini’s clinical trials and for commercial launch;

●	obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights;

●	significant and changing government regulation;

●	launching commercial sales of Gemini’s product candidates, if and when approved, whether alone or in collaboration with others; and

●	maintaining a continued acceptable safety profile of Gemini’s product candidates following approval, if any, of Gemini’s product candidates.

A change in any of these variables with respect to any of Gemini’s programs would significantly change the costs, timing and viability associated with that program.

General and Administrative Expenses

General and administrative expenses consist of salaries and other related costs, legal fees relating to intellectual property and corporate matters, professional fees for accounting, auditing, tax and consulting services, insurance costs, travel, and other operating costs.

We anticipate that our general and administrative expenses will increase substantially for the foreseeable future as we increase our administrative headcount to operate as a public company and as we advance product candidates through clinical development. We also will incur additional expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and the Nasdaq listing rules, additional insurance expenses, investor relations activities and other administrative and professional services. In addition, if regulatory approval is obtained for product candidates, we expect to incur expenses associated with building a sales and marketing team.

Other Expense

Other expense consists of proceeds from the sale of equity securities, unrealized foreign currency transaction loss, loss on the change in fair value of convertible notes, write-off of long-term debt- related party, donations to a related party and commission on the placement of equity securities.

Results of Operations

The following table set forth our results of operations for the periods indicated:

	Three months ended June 30,		Six months ended June 30,
(In thousands, except share and per share data)	2023	2022	2023	2022
Operating expenses:
Research and development expenses	$-	$-	$-	$-
General and administrative expenses	1,717	262	3,725	553
Funding expenses	-	-	-	-
Total operating expenses	1,717	262	3,725	553
Loss from operations	(1,717)	(262)	(3,725)	(553)
Other expense:
Other expense, net	(791)	(291)	(948)	(307)
Total other expense, net	(791)	(291)	(948)	(307)
Net loss	$(2,508)	$(553)	$(4,673)	$(860)
Foreign currency translation adjustment	(383)	521	(646)	661
Net comprehensive loss	$(2,891)	$(32)	$(5,319)	$(199)

Comparison of the Three Months Ended June 30, 2023 and 2022

General and administrative expenses

	Three months ended June 30,		Change
(In thousands)	2023	2022	Amount	%
General and administrative expenses	$1,717	$262	$1,456	556%

General and administrative expenses increased by $1.5 million, or 556%, to $1.7 million for the three months ended June 30, 2023, as compared to $0.2 million for the three months ended June 30, 2022. The increase was primarily driven by an increase of $1.0 million in listing fees, $0.3 million in travel fees incurred, $0.1 million allowance for uncollectible loans receivable and $0.1 million in audit fees.

Other expense, net

	Three months ended June 30,		Change
(In thousands)	2023	2022	Amount	%
Other expense, net	$(791)	$(291)	$(500)	171%

Other expense, net changed by $0.5 million, or 171%, to $0.8 million for the three months ended June 30, 2023, as compared to $0.3 million for the three months ended June 30, 2022. The change was primarily driven by a loss of $1.0 million upon the issuance of option (the “Vela option”) to Vela Technologies Plc (“Vela”), partially offset by a gain of $0.1 on the change in fair value of option (the “Cizzle option”) to Cizzle Plc (“Cizzle”), a gain of $0.2 million on the change in fair value of the Vela option, and $0.1 million decrease attributable to the loss on investment in equity securities.

For further details refer to Note 11 – Other Expense, net in the unaudited and unreviewed with respect to Conduit financial statements as of June 30, 2023 and June 30, 2022 included as Exhibit 99.3 to this Current Report.

Comparison of the Six Months Ended June 30, 2023 and 2022

General and administrative expenses

	Six months ended June 30,		Change
(In thousands)	2023	2022	Amount	%
General and administrative expenses	$3,725	$553	$3,172	574%

General and administrative expenses increased by $3.2 million, or 574%, to $3.7 million for the six months ended June 30, 2023, as compared to $0.6 million for the six months ended June 30, 2022. The increase was primarily driven by an increase of $1.6 million in listing fees, a $1.0 million loss upon the issuance of the Vela option and $0.4 million in travel expenses.

Other expense, net

	Six months ended June 30,		Change
(In thousands)	2023	2022	Amount	%
Other expense	$(948)	$(307)	$(641)	209%

Other expense changed by $0.6 million, or 209%, to other expense of $0.9 million for the six months ended June 30, 2023, as compared to other expense, net for $0.3 million for the six months ended June 30, 2022. The change was driven primarily by an increase of $1.0 million on the loss incurred through the issuance of the Vela option and a $0.3 million increase in the loss on the change in fair value of convertible notes payable, partially offset by a gain of $0.1 million on the change in fair value of the Cizzle option, a gain of $0.2 million on the change in fair value of the Vela option and a decrease in the loss on the sale of equity securities of $0.3 million.

For further details refer to Note 11 – Other Expense in the unaudited (and unreviewed with respect to Conduit) financial statements as of June 30, 2023 and June 30, 2022 included as Exhibit 99.3 to this Current Report.

Liquidity and Capital Resources

Management assesses liquidity in terms of our ability to generate cash to fund operating, investing and financing activities. Since our inception, and in line with our growth strategy, we have prepared our financial statements assuming we will continue as a going concern. Since our inception, we have incurred net losses and experienced negative cash flows from operations. To date, our primary sources of capital have been through private placements of equity securities and convertible debt. During the six months ended June 30, 2023 and 2022, we had net losses of $4.7 million and $0.9 million, respectively. During the years ended December 31, 2022 and 2021, we incurred net losses of $4.9 million and $3.7 million, respectively. We expect to incur additional losses and higher operating expenses for the foreseeable future as we continue to invest in research and development programs. We have determined that additional financing will be required to fund our operations for the next 12 months and our ability to continue as a going concern is dependent upon obtaining additional capital and financing, including through the completion of the Business Combination. In the fourth quarter of 2022 the Company approved approximately $3 million of Convertible Notes, of which approximately $1.9 million was issued and funded in full.

Sources and Uses of Liquidity

Our primary uses of cash are to fund our operations as we continue to grow our business. We will require a significant amount of cash for expenditures as we invest in ongoing research and development and business operations. Until such time as we can generate significant revenue from commercialization of our product, we expect to finance our cash needs for ongoing research and development and business operations through public or private equity or debt financings or other capital sources, including strategic partnerships. However, we may be unable to raise additional funds or enter into such other arrangements, when needed, on favorable terms or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our shareholders will be, or could be, diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common shareholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, or substantially reduce research and development efforts. While the Company believes in the viability of its ability to raise additional funds, there can be no assurances to that effect. There is currently no public market for the Company’s ordinary shares. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issue date of this report. These financial statements have been prepared assuming the Company will continue as a going concern and do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Cash Requirements

Our material cash requirements include the following contractual and other obligations.

2021 Convertible Notes

Between June 2021 and October 2022 we issued an aggregate principal amount of $1.2 million of convertible notes to various investors.

The convertible notes issuable under the 2021 Convertible Loan Note Instrument mature three years after issuance to the respective noteholders and bear 5% interest, only to be paid to the noteholders in the event we effect a material breach. In the event of a Change of Control, the convertible notes issued under the 2021 Convertible Loan Note Instrument automatically convert into ordinary shares of our common stock. We may prepay the convertible notes payable without penalty. The convertible notes are general, unsecured obligations.

2022 Convertible Notes

Between November 2022 and February 2023 we issued an aggregate principal amount of $1.8 million of convertible notes to various investors and a related party.

The convertible notes issuable under the 2022 Convertible Loan Note Instrument mature three years after issuance to the respective noteholders and bear 5% interest, only to be paid to the noteholders in the event we effect a material breach. In the event of a Change of Control, the convertible notes issued under the 2021 Convertible Loan Note Instrument automatically convert into ordinary shares of our common stock. We may prepay the convertible notes payable without penalty. The convertible notes are general, unsecured obligations.

Promissory Convertible Note

In March 2023, we issued an aggregate principal amount of $0.8 million convertible promissory note payable to an investor.

The promissory convertible note matures and is payable in full 18 months from the date of the note. The note carries 20% interest and is payable every six (6) months from the date of the note until the maturity date. The note is subject to conversion of MURF common stock upon completion of the Business Combination prior to the maturity date.

As of June 30, 2023 the aggregate principal amount of our convertible notes was $3.7 million. For additional information regarding our convertible notes, see Notes 2 and 5 of the notes to the unaudited (and unreviewed with respect to Conduit) financial statements.

Capital Expenditures

We currently anticipate that cash required for capital expenditures for the next 12 months is approximately $6.9 million, which includes accrued expenses of $3.7 million and a note payable of $0.2 million that matures within the next 12 months. We do not anticipate being able to fund required capital expenditures for the next 12 months with cash and cash equivalents on hand as we have a history of limited cash on hand. Management believes that we will be able to fund cash required for the next 12 months through the issuance of existing convertible loan note instruments and the issuance of new convertible loan note instruments. We have historically been able to access funds through the issuance of our convertible notes and believe we can continue to obtain funding through these debt financing agreements as needed to meet cash requirements for the next 12 months.

Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors—Risks Related to Conduit’s Business and Industry.”

Cash Flows

The following table set forth our cash flows for the period indicated (in thousands):

	Six months ended June 30,
	2023	2022
Net cash (used in) provided by:
Operating Activities	$(2,398)	$(934)
Investing Activities	161	-
Financing Activities	2,231	974
Effect of exchange rate changes on cash and cash equivalents	6	(1)
Net (decrease) increase in cash and cash equivalents	$-	$39

Cash Flows (Used) Provided by Operating Activities

Net cash used in operating activities for the six months ended June 30, 2023 was $2.4 million, resulting primarily from a net loss of $4.7 million, adjusted for non-cash charges of $1.3 million thousand and working capital adjustments of $1.0 million.

Net cash used in operating activities for the six months ended June 30, 2022 was $0.9 million, resulting primarily from a net loss of $0.9 million, adjusted for non-cash charges of $0.3 million and working capital adjustments of $0.4 million.

Cash Flows (Used) Provided by Investing Activities

Net cash provided by investing activities for the six months ended June 30, 2023 was $0.2 million resulting from an option fee received from Vela of $0.5 million, partially offset by the issuance of a loan to a related party of $0.2 million.

Cash Flows (Used) Provided by Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2023 was $2.2 million, resulting from the issuance of our convertible debt of $1.4 million and proceeds from the issuance of a promissory convertible note payable of $0.8 million.

Net cash provided by financing activities for the six months ended June 30, 2022 was $0.9 million resulting from the sale equity securities received from the sale of future revenue of $0.9 million and proceeds from the issuance of notes payable of $0.1 million.

Contractual Obligations and Other Commitments

As of June 30, 2023, we had no non-cancellable commitments for the purchase of clinical materials, contract manufacturing, maintenance and committed funding which we expect to pay within one year.

Critical Accounting Policies and Significant Judgments

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates are based on several factors including the facts and circumstances available at the time the estimates are made, historical experience, risk of loss, general economic conditions and trends and the assessment of the probable future outcome. Subjective and significant estimates include, but are not limited to, research and development accruals. These estimates and assumptions are most significant where they involve levels of subjectivity and judgment necessary to account for highly uncertain matters or matters susceptible to change, and where they can have a material impact on our financial statements and operating performance. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically and the effects of changes, if any, are reflected in the statements of operations in the period that they are determined.

We believe that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our financial condition and results of operations. For further information, refer to Note 1 “Nature of the Business and Basis of Presentation and Summary of Significant Accounting Policies” to our financial statements included as Exhibit 99.2 to this Current Report.

Fair Value Measurements

Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Fair value is to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. In determining fair value, the Company used various valuation approaches. A fair value hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company.

Unobservable inputs reflect the Company’s assumption about the inputs that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy is categorized into three levels, based on the inputs, as follows:

●	Level 1—Valuations based on quoted prices for identical instruments in active markets. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.

●	Level 2— Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for either similar instruments in active markets, identical or similar instruments in markets that are not active, or model-derived valuations whose inputs or significant value drivers are observable or can be corroborated by observable market data.

●	Level 3—Valuations based on inputs that are unobservable. These valuations require significant judgment.

The Company’s Level 1 assets consist of cash and cash equivalents in the accompanying balance sheets and the value of accrued expenses and other current liabilities approximate fair value due to the short-term nature of these assets and liabilities.

As of June 30, 2023, the Company has three financial liabilities, a convertible note and two liabilities for the Cizzle (the “Cizzle option”) and Vela options (the “Vela option”) that are adjusted to fair value on a recurring basis for which the fair value is determined based on Level 3 inputs as such inputs are not readily observable. For further information, refer to Notes 2 “Fair Value”, 4”Liability Related to the Sale of Future Revenue” and 5 “Convertible Notes Payable” to our financial statements included as Exhibit 99.2 to this Current Report.

Investments in Equity Securities

Investments in the equity securities of Cizzle that have a readily determinable fair value are reported at fair value. Changes in fair value between accounting periods are recorded in other income, net, in the statements of operations and comprehensive loss. Realized gains or losses upon sale are recorded in other income, net, in the statements of operations and comprehensive loss. We assess the fair value of our equity securities periodically, a large fluctuation in the fair value of the shares may lead to a material adjustment of our investment in equity securities.

Cizzle Option Agreement

We account for the Cizzle option at fair value in order to measure the liability at an amount that more accurately reflects the current economic environment in which we operate. We recorded the convertible notes at fair value with changes in fair value recorded in earnings at each reporting period through settlement. The significant assumptions used to estimate the fair value of the option liability involved inherent uncertainties and the application of significant judgment and included the time to maturity and the underlying asset price based on the probability of the Covid Asset successfully moving from Phase I to Phase II. The sensitivity of these inputs to the fair value of the convertible notes is assessed on a periodic basis.

The fair value of the option liability was estimated using the Black-Scholes-Merton Model, where the value of the Cizzle option was estimated based on an analysis of six inputs. Valuation models require the input of highly subjective assumptions, including the expected volatility of the underlying asset. If any of the assumptions used in the Black-Scholes-Merton Model changes significantly, the option liability may differ materially from that recorded in the current period.

Fair Value Option for Convertible Notes

We elected to account for our convertible notes at fair value in order to measure those liabilities at amounts that more accurately reflect the current economic environment in which we operate. We recorded the convertible notes at fair value with changes in fair value recorded in earnings at each reporting period through settlement. The fair value of the convertible notes was determined using a probability-weighted income approach as the convertible notes contained various settlement outcomes. The significant assumptions used to estimate the fair value of the convertible notes involved inherent uncertainties and the application of significant judgment, and included the time to maturity and the probability of the various settlement outcomes. The sensitivity of these inputs to the fair value of the convertible notes is assessed on a periodic basis.

Fair values of the derivative liabilities related to the convertible notes were estimated using a probability-weighted expected return method, where the values of various instruments were estimated based on an analysis of future values of our business, assuming various future outcomes. The resulting instruments’ values were based upon the probability-weighted present value of expected future investment returns, considering each of the possible future outcomes available to us, as well as the economic benefits attributable to each class of instruments. The expected future investment returns were estimated using a variety of methodologies, including both the market approach and the income approach, where an observable quoted market does not exist, and were generally classified as Level 3. Such methodologies included reviewing values ascribed to our most recent financing, comparing the subject instrument with similar instruments of publicly traded companies in similar lines of business, and reviewing our underlying financial performance and subject instrument, including estimating discounted cash flows. If any of the assumptions used in the probability-weighted expected return method changes significantly, the convertible notes may differ materially from that recorded in the current period.

Functional Currency

Transaction amounts denominated in foreign currencies are translated into their U.S. dollar equivalents at exchange rates prevailing at the transaction dates. Foreign currency gains and losses on transactions or settlements are recognized in the statement of loss and comprehensive loss. Our functional currency of is the British pound sterling. Assets and liabilities are translated at the period end foreign exchange rate and revenue and expenses are translated at the average rate for the period.

The financial statements are translated into U.S. dollars with assets and liabilities translated at the current rate on the financial statements date and revenue and expense items translated at the average rates for the period. Translation adjustments are recorded as accumulated other comprehensive loss in shareholders’ deficit.

Recent Accounting Pronouncements

A discussion of recent accounting pronouncements is included in Note 1 - Nature of the Business and Basis of Presentation and Summary of Significant Accounting Policies to our financial statements included as Exhibit 99.2 to this Current Report.

Qualitative and quantitative disclosures about market risk

We are exposed to market risk related to changes in interest rates. As of June 30, 2023, we had an immaterial cash balance. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. Due to the low interest rates available on cash investments and the immaterial amount of cash as of June 30, 2023, we believe an immediate 10% change in interest rates would not have a material effect on our operating results until maturity, and therefore, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a change in market interest rates on our investment portfolio.

We are currently exposed to market risk related to changes in foreign currency exchange rates; however, we do contract with vendors that are located primarily in the United Kingdom and may be subject to fluctuations in foreign currency rates. We may enter into additional contracts with vendors located outside the United States in the future, which may increase our foreign currency exchange risk. We do not believe that foreign currency risk had a material effect on our business, financial condition, or results of operations during the periods presented.

We do not believe that inflation had a significant impact on our results of operations for any periods presented in our financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.

Emerging Growth Company Status and Smaller Reporting Company Status

In April 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. New Conduit has elected to avail itself of this extended transition period and, as a result, New Conduit will not adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies. In addition, as an emerging growth company, New Conduit may take advantage of certain reduced disclosure and other requirements that are otherwise applicable generally to public companies. New Conduit will take advantage of these exemptions until such earlier time that it is no longer an emerging growth company. New Conduit would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (ii) the last day of the fiscal year in which its total annual gross revenue is equal to or more than $1.235 billion; (iii) the date on which it has issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which it is deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

In addition, New Conduit will be a smaller reporting company as defined in the Exchange Act. New Conduit may continue to be a smaller reporting company even after we are no longer an emerging growth company. New Conduit may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) New Conduit’s voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or (ii) New Conduit’s annual revenue is less than $100.0 million during the most recently completed fiscal year and its voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of its second fiscal quarter.